Exhibit 99.1

Hansen Medical Reports Full Year 2012 and Fourth Quarter Results

Record Annual Procedures and Catheter Sales; Six Consecutive Quarters of Procedure Growth

Through Q4; Over 10,000 Patients Have Now Been Treated With Intravascular Robotics

Shipped Three Robotic Systems in Q4 and three additional Robotic Systems in February 2013;

At least 9 Magellan Systems Expected to be Installed in Hospitals by the end of Q1 2013

Strengthened Cash Position Through Expanded License Agreement with, and Stock Sale to Intuitive Surgical

MOUNTAIN VIEW, CA. – February 27, 2013 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported recent business highlights and financial results for the full year and fourth quarter ended December 31, 2012.

Full Year 2012 Summary and Recent Business Highlights

•	Full Year 2012 Results:

•	Shipped 12 robotic catheter systems: 6 Magellan™ Robotic Systems (4 U.S. and 2 internationally) and 6 Sensei® X Robotic Catheter Systems (3 U.S. and 3 internationally)

•	3 of the shipped Magellan Robotic Systems and one of the shipped Sensei Robotic Systems were shipped under the company’s commercial evaluation program

•	Shipped a total of 122 robotic systems worldwide since first commercial launch

•	Recognized revenue on 13 robotic systems (5 U.S. and 8 internationally)

•	8 of the systems recognized as revenue were shipped in 2012 and 5 were shipped in previous years

•	We estimate a record 2,688 procedures performed, up 8% year over year

•	Sold a record 2,807 catheters, up 1% year over year

•

Generated revenue of $17.6 million, down 20% compared to 2011. 2011 revenue was higher than 2012 primarily due to the inclusion of 12 systems in 2011 revenue which had been shipped in 2010 and prior, compared to only 5 systems in 2012 revenue which had been shipped in previous years.

•

Shipped three additional Magellan Robotic Systems in February of 2013 to hospitals in Europe under the company’s commercial evaluation program; the commercial evaluation program allows certain strategic accounts to install and utilize Hansen Medical robotic systems for a trial period while the purchase opportunity is being evaluated by the hospital

•	New Products:

•	Received U.S. regulatory clearance and launched our Magellan Robotic System including catheters and related accessories for peripheral vascular interventions

•	First Magellan System sold and clinical cases performed in the U.S.

•	Artisan® Extend Control Catheter cleared in the US and Europe, to improve clinical workflow and reduce manufacturing costs

•	Sensei X 4.1 software upgrade cleared in the US and Europe which provides enhanced visualization and clinical utility through improved third party product integration

•	Growing body of clinical data and physician presentations demonstrating clinical value of intravascular robotics

•	More than 10,000 patients have now been treated with Hansen Medical intravascular robotics

•

Four live cases successfully performed with Magellan Robotic System by Dr. Barry Katzen, founder and Medical Director of the Baptist Cardiac & Vascular Institute (Baptist Hospital of Miami), at Transcatheter Cardiovascular Therapeutics (TCT) conference and 25th Annual International Symposium on Endovascular Therapy (ISET)

•	Operational Excellence:

•	Lowered product costs through improved design, and productivity gains through lean manufacturing initiatives

•

Reduced operating expenses $11.9 million, or 22%, compared to 2011, excluding the $10.5 million impact of funded R&D credits received in 2011, as the company drove efficiencies across the organization and even though it added resources to commercial operations

•

Capital Raising Activities: Received $30 million from Intuitive Surgical (NASDAQ: ISRG) in the fourth quarter through a $20 million fee for an expanded license agreement and a $10 million private placement of Hansen Medical common stock at a 5% premium, with an 18 month lock-up

•	Expanded our broad and deep intellectual property portfolio for medical robotics through the issuance of 15 additional U.S. patents in 2012

•

Strengthened Leadership Team: Created new positions of Chief Operating Officer and Senior Vice President, Global Sales, and appointed new Vice President to oversee Global Marketing and Business Development initiatives, all intended to build further operational and commercial expertise

•	Board of Director Changes: Appointed four new directors in 2012, recruited to bring additional industry, operational and commercial expertise to the Board

Fourth Quarter 2012 Financial Summary

•	Shipped three systems (1 Magellan system and 2 Sensei systems)

•	Of the three systems shipped in the fourth quarter, one Sensei system was part of our commercial evaluation program

•	Generated revenue of $4.3 million in the fourth quarter, down 30% year over year

•	Recognized revenue on 2 systems during the fourth quarter, including 1 Magellan system and 1 Sensei system

•	Sold a record 840 catheters in the fourth quarter, up 22% sequentially and 18% year over year

•

We estimate physicians performed a record 755 Hansen robotic procedures in the fourth quarter, up 15% sequentially and 19% year over year. This is the sixth consecutive quarter of estimated procedure growth.

•

Held cash, cash equivalents and short-term investments of $41.2 million at December 31, 2012, representing a quarterly cash gain of $19.5 million. The current quarter cash position was positively impacted by the receipt of $30 million from the expanded licensing agreement with and stock purchase by Intuitive Surgical, and negatively impacted by a $620,000 negative valuation adjustment of a short-term investment. Excluding these items, cash burn in the quarter would have been $9.9 million.

“2012 was a strong year for Hansen Medical, as we achieved one of the most significant milestones in the Company’s history with the receipt of FDA clearance for our Magellan Robotic System, and the subsequent first system sale and clinical cases in the U.S.,” said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer. “The Magellan System has the potential to be a significant growth driver for our business and to transform the way endovascular procedures are performed. Since commencing the initial U.S. launch of the Magellan System in June, we have generated a large and growing pipeline of clinical interest in our robotic technology through live case demonstrations and multiple presentations by leading physicians at prominent industry conferences. While the difficult macroeconomic environment has caused hospitals to prolong their evaluation period for new technologies, we anticipate that at least nine Magellan Systems will be installed in hospitals by the end of the first quarter, and I expect that the adoption of our technology will grow as physicians generate additional clinical data.”

“I am also pleased to announce that we have delivered annual records for catheters sold and procedures performed by our customers, as well as six consecutive quarters of procedure growth. The strong procedure rates and catheter sales seen in recent quarters, driven primarily by our base electrophysiology business and to a lesser extent by the introduction of our Magellan System, are indicative of the significant value we believe physicians and hospitals can, and are, deriving from our intravascular robotic systems. More than 10,000 patients have now received the benefits of intravascular robotics from Hansen Medical, and this is a testament to the innovation and hard work of all of our employees.”

Mr. Barclay continued, “Finally, our expanded licensing agreement with Intuitive Surgical is a validation of our technology from the global leader in medical robotics and has further bolstered our balance sheet and provided us with capital to continue to support the initial global launch of the Magellan System.”

2012 Fourth Quarter Financial Results

Total revenue for the fourth quarter ended December 31, 2012 was $4.3 million compared to revenue of $6.2 million in the same period in 2011. During the fourth quarter, the Company shipped 3 systems (2 Sensei systems and 1 Magellan system) and recognized revenue on 2 systems (1 Magellan system and 1 Sensei system), as well as shipment of a record 840 catheters. Catheter sales were up 22% compared to the fourth quarter of 2011 and up 18% sequentially. Further, an estimated record 755 Hansen robotic procedures were performed in the period, an increase of 19% compared to the same quarter of the prior year, and up 15% sequentially.

Cost of revenues for the fourth quarter was $3.5 million. As a result, gross profit for the quarter was $868,000 or 20% of revenue, compared to gross profit of $1.6 million, or 27% of revenue for the same period in 2011. The decrease in gross profit in the current quarter is primarily the result of fewer system sales, partially offset by continued improvement in catheter and service margins.

Research and development expenses for the fourth quarter were $3.5 million, compared to $1.9 million for the same period in 2011. The 2011 amount included $3.7 million of funded research and development credits (recorded as a reduction of expense) from our now completed work under our joint development agreement with Philips. Excluding these research and development credits in the fourth quarter of 2011, prior year research and development expenses were higher primarily due to additional development costs associated with the Company’s Magellan System and higher employee related costs.

Selling, general and administrative expenses for the fourth quarter were $6.9 million, compared to $8.6 million for the same period of 2011. The net decrease in the current quarter is primarily due to lower legal fees and stock based compensation.

Net income for the fourth quarter was $9.6 million, or $0.15 per share, based on average shares outstanding of 65.3 million. This compares with a net loss for the fourth quarter of 2011 of $9.5 million or $0.16 per share, based on average shares outstanding of 57.9 million. Net income for the fourth quarter of 2012 included total non-cash stock compensation expenses of $0.6 million compared to $1.2 million in the fourth quarter of 2011.

Cash, cash equivalents and short-term investments as of December 31, 2012 were $41.2 million, compared to $21.6 million as of September 30, 2012, and $52.2 million as of December 31, 2011.

Cash gain in the quarter was $19.5 million compared to a cash burn of $7.8 million in the third quarter of 2012. The current quarter cash position was positively impacted by the receipt of $30 million from the expanded licensing agreement with and stock purchase by Intuitive Surgical, and negatively impacted by a $620,000 valuation adjustment of a short-term investment. Excluding these two items, cash burn in the quarter would have been $9.9 million. The third quarter cash burn was positively impacted by a $1.5 million insurance reimbursement. Excluding this item, third quarter cash burn would have been approximately $9.3 million.

2012 Full Year Financial Results

Total revenue for the year ended December 31, 2012 was $17.6 million, compared to $22.1 million for 2011, a decrease of 20%. In 2012, the Company shipped 12 robotic catheter systems, recorded revenue on 13 systems, sold a record 2,807 catheters, and physicians performed a record 2,688 estimated procedures. These results compare to 2011 shipments of 13 robotic catheter systems, revenue on 23 systems, catheter sales of 2,787 and estimated procedures performed by physicians of 2,498. 2011 revenue was higher than 2012 primarily due to the inclusion of 12 systems in 2011 revenue which had been shipped in 2010 and prior, compared to only 5 systems in 2012 revenue which had been shipped in previous years.

Total operating expenses for 2012 were $42.1 million, compared to 2011 operating expenses of $43.5 million which included $10.6 million of funded research and development credits from the Philips agreement (which were recorded as a reduction of expense in 2011). Excluding these research and development credits, 2011 operating expenses were 22.0% higher than 2012 operating expenses primarily due to additional development costs associated with the Company’s Magellan System and higher employee related costs.

The Company’s net loss for 2012, including non-cash stock compensation expense of $2.9 million, and a gain on the licensing of intellectual property of $20.0 million, was $22.1 million, or $0.35 loss per basic and diluted share, based on average basic and diluted shares outstanding of 62.5 million. The Company’s net loss in 2011, including non-cash stock compensation expense of $6.7 million, and a gain on the sale of intellectual property of $23.0 million, was $16.7 million, or $0.30 loss per basic and diluted share, based on average basic and diluted shares outstanding of 55.4 million.

Full Year 2013 Outlook

Hansen Medical will continue to focus on its three strategic initiatives of launching the Magellan Robotic system, driving EP procedure adoption, and achieving operational excellence. The company anticipates growth in total robotic system shipments in 2013 compared to 2012, as well as growth in procedures and catheter sales. However, given the uncertainty of the timing of system shipments, the company is not in a position to provide specific financial guidance.

We expect continued improvement in gross margins over 2012 levels based on our current volume assumptions of product sales and increased efficiency from our cost savings initiatives. We also expect that operating expenses will increase moderately as we anticipate adding resources to support the commercial launch of our Magellan System and the continuing adoption of our Sensei System. We will continue to invest in new products in 2013, and the company anticipates the commercial launch of our 6F vascular catheter for use in smaller vessel, peripheral applications by the end of 2013.

Finally, the Company’s year-end cash position of $41.2 million is expected to be sufficient to fund the Company’s operations for at least the next twelve months as we continue to execute on our strategy.

“Hansen Medical is shifting the focus of its resources towards sales and marketing in order to further support the global launch of our Magellan System. We will continue to leverage the positive data being generated by physicians with our technology in order to drive further adoption of intravascular robotics around the world,” concluded Mr. Barclay.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2012 full year and fourth quarter results today, February 27, 2013 at 5:00 p.m. ET (2:00 p.m. PT). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 877-941-1427 or 480-629-9664 (international callers). An audio replay of the webcast will be available approximately one hour after the completion of the conference call through March 6, 2013, by calling 877-870-5176 or 858-384-5517 (international callers), and entering access code 4593337.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is the global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, NorthStar™ Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan Control Catheter are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S. the Company’s Sensei X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the potential benefits of our Magellan Robotic System for hospitals, patients and physicians, expectations of shipments and installations of our robotic systems, catheter sales, and procedures, expectations of gross margins and operating expenses for 2013, the sufficiency of the company’s cash resources for supporting the Company’s operations, expected efficiencies from cost saving initiatives, and the anticipated timing of commercially launching a 6F vascular catheter. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; the commercial viability of our products in the vascular markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed with the SEC on November 9, 2012 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei and Lynx are registered trademarks, and Magellan and NorthStar are trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800

John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

HANSEN MEDICAL

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenues	$4,344	$6,170	17,636	$22,129
Cost of revenues	3,476	4,526	14,026	17,211

Gross profit	868	1,644	3,610	4,918

Operating expenses:
Research and development	3,494	1,898	16,126	12,156
Selling, general and administrative	6,801	8,612	25,987	31,428

Total operating expenses	10,295	10,510	42,113	43,584
Gain on licensing of intellectual property	20,000	—	20,000	—
Gain on sale of intellectual property	—	—	—	23,000

Gain (loss) from operations	10,573	(8,866)	(18,503)	(15,666)
Other income (expense), net	(886)	(620)	(3,528)	(1,046)

Net income (loss) before income taxes	9,687	(9,486)	(22,031)	(16,712)
Income tax expense	114	—	114	—

Net income (loss)	$9,573	$(9,486)	$(22,145)	$(16,712)

Basic net income (loss) per share	$0.15	$(0.16)	$(0.35)	$(0.30)

Diluted net income (loss) per share	$0.15	$(0.16)	$(0.35)	$(0.30)

Shares used to compute basic net income (loss) per share	65,336	57,881	62,472	55,362

Shares used to compute diluted net income (loss) per share	65,890	57,881	62,472	55,362

HANSEN MEDICAL

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	December 31, 2012	December 31, 2011
Assets
Cash, cash equivalents and short-term investments	$41,173	$52,210
Accounts receivable	5,235	5,493
Inventories, net	9,134	6,617
Deferred cost of revenues	167	1,573
Prepaids and other current assets	1,765	1,829
Property and equipment, net	6,040	8,300
Note receivable	—	—
Other assets	578	737

Total assets	$64,092	$76,759

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$3,056	$2,944
Deferred revenues	2,770	6,438
Debt	29,417	29,147
Other liabilities	4,110	4,749

Total liabilities	39,353	43,278

Stockholders’ equity	24,739	33,481

Total Liabilities and Stockholders’ Equity	$64,092	$76,759

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